Exhibit 99.3

FORM OF PROXY CARD

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext
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☐ Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Proxy Card

The Board of Directors recommends a vote FOR the following proposal:

A	Proposal

For	Against	Abstain		Will Attend

1.       Approval of the issuance of Common Shares of The J. M. Smucker Company in connection with the merger of International Multifoods Corporation with and into a wholly owned subsidiary of The J. M. Smucker Company.

☐	☐	☐	Will attend meeting/number attending ______	☐

B	Other Business

To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as your name appears above. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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001CD40001             00BWOC

FORM OF PROXY CARD

Proxy

THE J. M. SMUCKER COMPANY

Strawberry Lane, Orrville, Ohio 44667-0280

Solicited by the Board of Directors for the Special Meeting of Shareholders on <<DATE>>

The undersigned hereby appoints Timothy P. Smucker, Richard K. Smucker and M. Ann Harlan, or any one of them, proxies with full power of substitution to vote, as designated on the reverse side, all Common Shares that the undersigned is entitled to vote at the Special Meeting of Shareholders of The J. M. Smucker Company to be held on <<DATE>>, or at any adjournment or adjournments, and any postponement or postponements thereof.

When properly executed, this proxy will be voted in the manner directed. If no direction is given, this proxy will be voted FOR Proposal 1.

Please mark, date, sign and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

If you plan to attend the meeting, please mark the indicated box on the other side of this proxy card.

Internet and Telephone Voting Instructions

You can vote by Telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

• Call toll free 1-XXX-XXX-XXXX in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

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If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by X:XX a.m., Central Daylight Time, on XXXXXX XX, 200X.

THANK YOU FOR VOTING

00BWPC

FORM OF LETTER TO SHAREHOLDERS AND CERTIFICATION FORM

Dear Shareholder:

The enclosed proxy card permits you to give instructions as to how to vote your common shares of The J. M. Smucker (“Smucker”) Company at the Special Meeting to be held on                     .

The reverse side of this letter sets forth the matters entitled to ten votes per share and the specific length of time you must hold your shares in order to receive ten votes per share treatment. Our amended articles of incorporation provide generally that each common share will entitle the holder to one vote on each matter properly submitted to shareholders, except for certain matters listed in the amended articles of incorporation. On those listed matters, shareholders are entitled to exercise ten votes per share unless there has been a change in beneficial ownership of the common share on or after June 1, 2002 (other than in connection with the merger of The Procter & Gamble Ohio Brands Company with and into Smucker on June 1, 2004 pursuant to which Smucker acquired the Jif and Crisco businesses from Procter & Gamble). In that event, the new owner will be entitled to only one vote with respect to that share on all matters until four years pass without a further change in beneficial ownership of the share. The first item on the ballot for this Special Meeting is a matter to which the ten-votes-per-share provisions apply.

If you have any questions, please contact our Corporate Secretary’s office or our proxy solicitor, Georgeson Shareholder Communications, Inc. Their addresses and telephone numbers are listed in the enclosed joint proxy statement/prospectus.

***** Timothy P. Smucker	***** Richard K. Smucker
Chairman and Co-Chief Executive Officer	President, Co-Chief Executive Officer, and CFO

CERTIFICATION FORM

Smucker has developed procedures regarding the proof that will be required for determinations of beneficial ownership. If you own Smucker shares that you acquired beneficial ownership on or before June 1, 2002 (other than in connection with the merger of The Procter & Gamble Ohio Brands Company with and into Smucker on June 1, 2004 pursuant to which Smucker acquired the Jif and Crisco businesses from Procter & Gamble), you are requested to provide the following information:

1.	of the shares beneficially owned by you, how many were owned prior June 1, 2002 or acquired in connection with the acquisition by Smucker of the Jif & Crisco businesses from Procter & Gamble:

2.	of the shares beneficially owned by you, how many have been acquired on or after June 1, 2002:

ADP Control No.	(signature)

Date:

It is important that you return this Certification Form to your broker, bank or other nominee with your proxy card in the enclosed envelope. If your broker, bank or other nominee does not receive this Certification Form from you by             , it will be deemed that all common shares represented by your proxy are entitled to only one vote per share for all those shares.

Express Terms of Common Shares

SECTION 1. Except as expressly set forth in Section 2 of this Division II, each outstanding Common Share shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release, or other action, including any vote or consent for the election or removal of directors.

SECTION 2. (a) Notwithstanding Section 1 of this Division II, each outstanding Common Share shall entitle the holder thereof to ten votes on each of the following matters properly submitted to the shareholders to the extent such matters (x) are required under the Ohio Revised Code, any provisions of these Amended Articles of Incorporation or the Regulations of the Company or applicable stock exchange rules, to be submitted to the shareholders for their vote, consent, waiver or other action or (y) are submitted or presented to the shareholders for their vote, consent waiver or other action: (1) any matter that relates to or would result in the dissolution or liquidation of the Company, whether voluntary or involuntary, and whether pursuant to Section 1701.86 or 1701.91 of the Ohio Revised Code or otherwise, (2) the adoption of any amendment to these Amended Articles of Incorporation, or the Regulations of the Company, or the adoption of Amended Articles of Incorporation, other than the adoption of any amendment or Amended Articles of Incorporation that increases the number of votes to which holders of Common Shares are entitled or expand the matters to which this Section 2(a) applies, (3) any proposal or other action to be taken by the shareholders of the Company, whether or not proposed by the shareholders of the Company, and whether proposed by authority of the Board of Directors or otherwise, relating to the Rights Agreement, dated as of April 22, 1999, as amended on August 28, 2000, and as it may be further amended from time to time pursuant to its terms, or any successor plan, (4) any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement or agreement, (5) adoption of any agreement or plan of or for the merger, consolidation, or majority share acquisition of the Company or any subsidiary with or into any other person, whether domestic or foreign, corporate, or noncorporate, or the authorization of the lease, sale, exchange, transfer or other disposition of all, or substantially all, of the Company’s assets, (6) any matter submitted to the shareholders pursuant to Article Fifth or Article Seventh of these Amended Articles of Incorporation, as they may be further amended, or any issuance of shares of the Company for which shareholder approval is required by applicable stock exchange rules or (7) any matter relating to the issuance of shares of the Company, or the repurchase of shares of the Company that the Board of Directors determines is required or appropriate to be submitted to the shareholders under the Ohio Revised Code or applicable stock exchange rules, except that:

(i) no holder of Common Shares shall be entitled to exercise more than one vote on any such matter in respect of any Common Share with respect to which there has been a change in beneficial ownership following the Effective Time of the Merger (as such terms are defined in the Agreement and Plan of Merger, dated as of October 9, 2001, as it may be amended from time to time (the ““Merger Agreement”), by and among The Procter & Gamble Company, The Procter & Gamble Ohio Brands Company and the Company) and during the four years immediately preceding the date on which a determination is made of the shareholders who are entitled to take any such action; and

(ii) no holder shall be entitled to exercise more than one vote on any such matter in respect of any Common Share if the aggregate voting power such holder otherwise would be entitled to exercise as of the date of such a determination (disregarding the voting power of any Common Shares held by such holder on August 20, 1985 or acquired by such holder in a transaction not involving any change in beneficial ownership by reason of Section 2 (c) of this Division II) would constitute one-fifth or more of the voting power of the Company and the holders of the Common Shares have not authorized the ownership of Common Shares by such person as and to the extent contemplated by Article Seventh hereof.

(b) A change in beneficial ownership of an outstanding Common Share shall be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such Common Share, (2) investment power, which includes the power to direct the sale or other disposition of such Common Share, (3) the right to receive or retain the proceeds of any sale or other disposition of such Common Share, or (4) the right to receive any distributions, including cash dividends, in respect of such Common Share.

(A) In the absence of proof to the contrary provided in accordance with the procedures referred to in Section 2 (d) of this Division II, a change in beneficial ownership shall be deemed to have occurred whenever a Common Share is transferred of record into the name of any other person.

(B) In the case of a Common Share held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures referred to in Section 2 (d) of this Division II that there has been no change in the person or persons who direct the exercise of the rights referred to in clauses (b)(1) through (b)(4) of Section 2 of this Division II with respect to such Common Share during the period of four years immediately preceding the date on which a determination is made of the shareholders who are entitled to take any action, then a change in beneficial ownership shall be deemed to have occurred during such period.

(C) In the case of a Common Share held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act as in effect in any state, a change in beneficial ownership shall be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting or in such trustee, agent, guardian or custodian.

(D) In the case of Common Shares beneficially owned by a person or group of persons who, after acquiring directly or indirectly the beneficial ownership of five percent of the outstanding Common Shares, failed to notify the Company of such ownership, a change in beneficial ownership of such Common Shares shall be deemed to occur on each day while such failure continues.

(c) Notwithstanding anything in this Section 2 of this Division II to the contrary, no change in beneficial ownership shall be deemed to have occurred solely as a result of:

(1) any event that occurred prior to August 20, 1985 or pursuant to the terms of any contract (other than a contract for the purchase and sale of Common Shares contemplating prompt settlement), including contracts providing for options, rights of first refusal and similar arrangements in existence on such date to which any holder of Common Shares is a party;

(2) any transfer of any interest in a Common Share pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this Article Fourth;

(3) any change in the beneficiary of any trust, or any distribution of a Common Share from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specific age, or the creation or termination of any guardianship or custodial arrangement;

(4) any appointment of a successor trustee, agent, guardian or custodian with respect to a Common Share if neither such successor has nor its predecessor had the power to vote or to dispose of such Common Share without further instructions from others;

(5) any change in the person to whom dividends or other distributions in respect of a Common Share are to be paid pursuant to the issuance or modification of a revocable dividend payment order; or

(6) any issuance of a Common Share by the Company or any transfer by the Company of a Common Share held in treasury unless otherwise determined by the Board of Directors at the time of authorizing such issuance, or transfer, including without limitation those Common Shares issued pursuant to the Merger Agreement.

(d) For purposes of Section 2 of this Division II, all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Company or, at any time when a transfer agent is acting with respect to the Common Shares, by such transfer agent on the Company’s behalf. Written procedures designed to facilitate such determinations shall be established by the Company and refined from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Company and any transfer agent shall be entitled to rely on all information concerning beneficial ownership of the Common Shares coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Company nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of the Common Shares.

(e) In the event of any stock split or stock dividend with respect to the Common Shares, each Common Share acquired by reason of such split or dividend shall be deemed to have been beneficially owned by the same person continuously from the same date as that on which beneficial ownership of the Common Share, with respect to which such Common Share was distributed, was acquired.

SECTION 3. No reference to any matter in this Division II shall be deemed to entitle any shareholder of the Company the right to vote thereon, consent thereto, grant a waiver or release in respect thereof, or take any other action with respect thereto.

SECTION 4. Each Common Share, whether at any particular time the holder thereof is entitled to exercise ten votes or one vote pursuant to Section 2 of this Division II, shall be identical to all other Common Shares in all respects, and together the Common Shares shall constitute a single class of shares of the Company.